ASSET PURCHASE AGREEMENT



                                  by and among



                         HAUSER TECHNICAL SERVICES, INC.

                                       and

                                  HAUSER, INC.

                                   as Sellers



                                       and



                           INTEGRATED BIOPHARMA, INC.

                                    as Buyer



                            Dated as of July 8, 2004

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                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT, dated as of July 8, 2004 (hereinafter "Agreement"), by and among HAUSER TECHNICAL SERVICES, INC., a Delaware corporation ("HTS"), and HAUSER, INC., a Delaware corporation ("Hauser" and collectively with HTS, "Sellers"), and INTEGRATED BIOPHARMA, INC., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, through its Hauser Contract Research Organization division ("CRO"), HTS specializes in providing contract process research, development, analytical chemistry and testing services, as well as small-scale manufacturing, to the pharmaceutical and fine chemical (dietary supplement, personal care, food additive and specialty chemical) industries (the "Business");

     WHEREAS, Buyer desires to purchase from HTS and Hauser, and HTS and Hauser desire to sell to Buyer (or its assignee as permitted by Section 10.9), on the terms and subject to the conditions of this Agreement, all of the Purchased Assets (as defined herein) and Assumed Obligations (as defined herein) relating to the Business, but excluding all other assets, properties and rights of HTS and Hauser, including, without limitation, those assets, properties and rights constituting the Excluded Assets (as defined herein) (such purchase, the "Asset Purchase"); and

     WHEREAS, HTS and Hauser have filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") and their respective bankruptcy cases (the "Chapter 11 Cases") are currently pending in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    SECTION 1
                  SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

     1.1. Sale of Assets. Subject to the terms and conditions set forth herein, Buyer agrees to purchase and pay for and HTS and Hauser agree to sell, assign, transfer, and convey to Buyer on the Closing Date (as defined in Section 9.1 below) all of the assets set forth in Section 1.2, as such assets exist on the Closing Date (the "Purchased Assets"). The Purchased Assets consist of and shall include only the items set forth in Section 1.2. As of the Closing, risk of loss as to the Purchased Assets shall pass automatically from HTS and Hauser to Buyer.

     1.2. Purchased Assets. Subject to Section 1.3 hereof, the following assets shall be purchased by Buyer at the Closing (collectively, the "Purchased Assets"):

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     (a) Accounts Receivables. All trade accounts receivables and other rights to payment of the Business, any payments received with respect thereto after the Closing Date, unpaid interest accrued on any such accounts receivable and any security or collateral relating thereto, except any and all accounts receivables or other liabilities due or owing between HTS and Hauser or between HTS or Hauser and any other subsidiary or affiliate of Hauser (the "Accounts Receivable").

     (b) Inventory. The inventory of the Business, wherever located, including all finished goods and raw materials, as initially set forth on Schedule 1.2(b) attached hereto and as updated as of the Closing Date (the "Inventory").

     (c) Machinery and Equipment. All machinery, vehicles, furniture, fixtures, lab benches, fume hoods, equipment and other items of personal property owned by HTS, including those items, to the extent still owned by HTS, set forth on
Schedule 1.2(c) hereto (the "Machinery"), and all warranties and guarantees, if any, express or implied, existing for the benefit of HTS in connection with the Machinery, to the extent transferable.

     (d) Intellectual Property Rights. All of HTS's right, title and interest in (collectively the "HTS Intellectual Property"):

     (1) all concepts, inventions plans, designs, research data, patents, trade secrets and other proprietary know-how (and all applications therefor and registrations thereof), formulae and manufacturing processes, operating manuals, drawings and other art works, technology, methods and manuals, proprietary knowledge, proprietary rights or information, data, records, procedures, related technical data (including all relevant documentation and testing materials), research and development records related to or used in the Business, including those listed or described on Schedule 1.2(d)(1) (the "Technology");

     (2) to the extent assignable, all licenses or other rights to use any technical information and know-how of others or to use any trademarks, trade names, patents or copyrights owned by others, in each case, as set forth on
Schedule 1.2(d)(2) (the "Intellectual Property Licenses");

     (3) all domain name registrations used by HTS, including www.hausercro.com but excluding www.hauser.com; and

     (4) all rights, claims, defenses or causes of action at law or in equity for any past, present or future infringement of any of the intellectual property listed above, including the right to receive all proceeds and damages therefrom, including rights under insurance policies and the right to receive insurance proceeds, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

     (e) Hauser Intellectual Property Rights. All of Hauser's right, title and interest, if any, in (the "Hauser Intellectual Property"):

     (1) the HTS Intellectual Property; and

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     (2) subject to existing licenses between Hauser and third party licensees
(the "Paclitaxel Licenses"), all concepts, inventions plans, designs, research data, trade secrets and other proprietary know-how (and all applications therefor and registrations thereof), formulae and manufacturing processes, operating manuals, drawings and other art works, technology, methods and manuals, proprietary knowledge, proprietary rights or information, data, records, procedures, related technical data (including all relevant documentation and testing materials), research and development records related to or used in connection with the isolation and purification of paclitaxel and other taxanes from biomass, including extraction, isolation, purification, and high recovery crystallization technology (the "Paclitaxel Technology").

     (f) Goodwill. All goodwill of HTS and Hauser relating to the Business.

     (g) Name. All of HTS's and Hauser's right, title and interest in the names "Hauser Technical Services", "Hauser CRO", "Contract Research Organization" and "Hauser Contract Research Organization".

     (h) Licenses and Permits. To the extent transferable, all Licenses and Permits (as defined in Section 3.7) and certifications owned by HTS and which relate principally to the operation of the Business.

     (i) Information Systems. The information systems of the Business.

     (j) Contracts and Leases. To the extent assignable, all commitments, contracts, licenses, covenants not to compete or solicit, non-disclosure or confidentiality agreements, leases and agreements to which HTS and Hauser is a party, or by which HTS and Hauser are bound, that relate principally to the operation of the Business as of the Closing Date, all of HTS's and Hauser's, and HTS's and Hauser's rights under, supplier, services or vendor agreements, purchase orders for goods issued by either one and other contracts entered into by HTS and Hauser in connection with the Business, all of HTS's and Hauser's, and HTS's and Hauser's rights under the Assigned Purchase Orders (as defined in Section 3.11(a)) and other agreements entered into by HTS or Hauser for the purchase, distribution, sale, consignment or other disposition of HTS's products related to the Business, including, without limitation, those set forth on
Schedule 1.2(j) (collectively, the "Contracts and Leases"). HTS and Hauser shall use commercially reasonable efforts to assume and assign to Buyer and cure any defaults under the Contracts and Leases as provided in Sections 5.11 and 5.12.

     (k) Business Information/Books and Records. All business information, management systems (to the extent transferable) and related books, files and records currently used by HTS and relating to the operation of the Business, including but not limited to advertising, marketing and sales programs, business and strategic plans, customer lists and records, rolodexes, databases, and financial and accounting records (the "Books and Records"), subject to any restrictions imposed by applicable law.

     (l) Real Estate Leases. All of Hauser's and HTS's right, title and interest in the following real property leases (collectively, the "Real Property Leases"):

     (i) Lease of Space (Office/Warehouse Building) dated April 2, 2001, as amended by First Amendment to Lease of Space dated December 19, 2001 and Second

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Amendment to Lease of Space dated September 15, 2003, between Hauser CRO, as lessee, and 6800 Broadway Business Center LLC ("6800 Broadway"), as lessor, pursuant to which HTS leases approximately 19,415 square feet of an office building, Units 6870-M and 6880 A-L, in Denver, Colorado;

     (ii) Lease of Space (Office/Warehouse Building) dated December 19, 2001, as amended by First Amendment to Lease of Space dated September 15, 2003, between Hauser CRO, as lessee, and 6800 Broadway, as lessor, pursuant to which HTS leases approximately 3,390 square feet of office and warehouse space, Units 6820 R&S, in Denver, Colorado; and

     (iii) The Gunbarrel Lease (as defined in Section 10.18 below); provided that Buyer may decide to exclude the Gunbarrel Lease from the assets being purchased hereunder and from the Assumed Contracts (as defined in Section 1.4 below) to be assumed and assigned to Buyer at the Closing by giving written notice to Sellers that is received at least two days prior to the date of the Approval Hearing (as such term is defined in Section 5.01(a) below).

     (m) Tisorex Agreement. Any right or interest of Hauser or HTS in that certain Equipment Purchase, License and Consulting Agreement, dated as of March 1, 2002, by and between Hauser and Tisorex Inc., as amended.

     1.3. Excluded Assets. Notwithstanding anything herein to the contrary, it is expressly agreed that HTS and Hauser will retain, and Buyer will not acquire, the following assets (collectively, the "Excluded Assets"):

     (a) Non-Business Assets. Any assets solely utilized by HTS or utilized by Hauser in connection with businesses other than the Business.

     (b) Cash and Cash Equivalents. Cash and cash equivalents, including, without limitation, checking accounts, bank deposits, investments in "money market" funds, commercial paper funds, certificates of deposit, Treasury bills, in each case including any accrued interest thereon.

     (c) Causes of Action. All claims and causes of action of Sellers against third parties, including any claims and causes of action under sections 544 through 550 of the Bankruptcy Code, inclusive, except those claims or causes of action set forth in Section 1.2(d)(4).

     (d) Tax Losses, Refunds and Credits. All losses, loss carry-forwards and rights to receive refunds, credits and loss carry-forwards with respect to any and all taxes of Sellers.

     (e) Insurance Contracts. Any contracts of insurance in respect of the Business; and any reimbursement for, or other benefit associated with prepaid insurance.

     (f) Intercompany Receivables. Any amounts owing between Hauser and HTS and between HTS or Hauser and any other subsidiary or affiliate of Hauser.

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     (g) Employee Benefit Assets. Any assets relating to any employee benefit plans of Sellers, including any 401(k) plan or similar savings or retirement plan.

     (h) Transferred or Disposed Assets. Any assets transferred or otherwise disposed of by Sellers in the ordinary course of the Business prior to the Closing.

     (i) Hauser Name. The names "Hauser, Inc.," "Hauser," or any related or similar trade names, trademarks, service marks, email addresses, URLs or logos to the extent the same incorporate the names "Hauser, Inc.," "Hauser," or any variations or derivations thereof, except Hauser Technical Services, Hauser Contract Research Organization, and www.hausercro.com.

     (j) Hazardous Substances. Any Hazardous Substances, including all inventory that includes Hazardous Substances unless otherwise purchased by Buyer hereunder.

     1.4. Assumed Obligations.

     (a) Upon the sale, transfer, assignment, conveyance, and delivery of the Purchased Assets to Buyer at the Closing, Buyer shall assume and thereafter pay, perform, and discharge all (collectively the "Assumed Obligations"):

     (i) accrued and unpaid current payroll relating to the employees of the Business hired by Buyer pursuant to Section 5.9 below,

     (ii) accrued and unused vacation and sick pay relating to the employees of the Business hired by Buyer pursuant to Section 5.9 below,

     (iii) unpaid accounts payable of the Business incurred after the Petition Date outstanding as of the Closing,

     (iv) accrued liabilities of Sellers related to customer or client deposits or prepayments ("Client Prepayments") listed on Schedule 1.4(a)(iv) and as updated as of the Closing,

     (v) unpaid debts, obligations and liabilities to Sellers' suppliers incurred after the Petition Date outstanding as of the Closing, and

     (vi) debts, obligations and liabilities of Sellers to be performed or arising after the Closing under the Contracts and Leases, the Real Property Leases and the Intellectual Property Licenses (collectively, the "Assumed Contracts").

     (b) Other than the Assumed Obligations, Buyer shall not assume any other obligations or liabilities of Sellers. Sellers shall, at their expense, cure any and all defaults payable (the "Cure Payments") to the non-debtor parties to the Assumed Contracts as described more fully in Section 5.12.

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     1.5. Excluded Liabilities. Notwithstanding anything herein to the contrary, it is expressly agreed that Sellers will retain and Buyer shall not assume any of the following liabilities (collectively, the "Excluded Liabilities"):

     (a) all debts, liabilities and obligations principally arising out of or relating to the Excluded Assets, including specifically any obligation to dispose of Hazardous Substances except for inventory that includes or contains Hazardous Substances that is otherwise purchased by Buyer hereunder or Hazardous Substances that accumulate in the normal course of the CRO Business from normal operations of the CRO Business;

     (b) all debts, obligations and liabilities of Sellers resulting from, caused by or arising out of, directly or indirectly, the conduct of the Business or the ownership or lease of any of its properties or assets used by Sellers in the Business at any time prior to the Petition Date;

     (c) all debts, obligations and liabilities of Sellers owing to Wells Fargo Bank, N.A. whether arising prior to or after the Petition Date;

     (d) any Cure Payments;

     (e) all debts, liabilities or obligations of Sellers that do not arise out of or are not principally related to the Business;

     (f) all debts, liabilities, payables or other obligations due and owing between Hauser and HTS and between HTS or Hauser and any other subsidiary or affiliate of Hauser in respect of any inter-company loans or similar indebtedness;

     (g) all income taxes of Sellers; and

     (h) all other taxes applicable to the Business, the Purchased Assets or the Assumed Obligations, in each case, attributable to periods (or portions thereof) ending on or prior to the Closing Date.

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                                    SECTION 2
                                 PURCHASE PRICE

     2.1. Purchase Price. Upon the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties, covenants and agreements of the parties contained herein, at the Closing and effective as of the Closing, HTS and Hauser shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Claims and Liens (as defined in Section 10.18 below), except the Assumed Obligations, and Buyer shall purchase from HTS and Hauser, free and clear of all Claims and Liens, except the Assumed Obligations, the Purchased Assets and Buyer shall assume the Assumed Obligations for an aggregate cash purchase price (the "Purchase Price") equal to sum of (i) $1,900,000 and (ii) the aggregate amount of the security deposits and other Sellers prepayments listed on Schedule 2.1(ii) (the "Security Deposits"); except if Buyer, pursuant to Section 1.2(l)(iii) above, excludes the Gunbarrel Lease from the assets being purchased hereunder and from the Assumed Contracts (as defined in Section 1.4 above), the security deposits to be assumed shall exclude those associated with the Gunbarrel Lease. The Purchase Price will be subject to adjustment as set forth in Sections 2.3 and 2.4 below. To the extent a Security Deposit listed on Schedule 2.1(ii) is returned to Sellers at or prior to the Closing, the portion of the Purchase Price reflected in subclause (ii) shall be so reduced by the amount of the returned Security Deposit.

     2.2. Payment of Purchase Price.

     (a) Upon execution of this Agreement by Buyer, Buyer shall pay to Sellers a deposit (the "Closing Deposit") in the form of a cashier's or certified check in the amount of $100,000 which deposit will be returned to Buyer following the conclusion of the Approval Hearing (as defined in Section 5.1(a) below) if Buyer is not approved by the Bankruptcy Court as the buyer of the Purchased Assets. Otherwise, the Closing Deposit will be applied against the Purchase Price due at the Closing and held by Sellers to collateralize any damages it may suffer in the event Buyer fails to consummate the Asset Purchase.

     (b) On the Closing Date, Buyer shall pay to Sellers, by wire transfer of immediately available federal funds to such bank account(s) as shall be designated by Sellers, the amount of the Purchase Price minus the Escrow Amount (as defined below), if any, and any Closing Deposit held by Sellers. The Escrow Amount, if any, shall be wired by Buyer to the Escrow Account (as defined below) on the Closing Date.

     2.3. Purchase Price Working Capital Adjustment

     (a) Within 20 days after the Closing Date, Sellers shall prepare and promptly deliver to Buyer the Closing Date Working Capital Statement. The Closing Date Working Capital Statement shall set forth the Closing Date Current Assets and the Closing Date Current Liabilities and the net working capital position of the Business as of the Closing Date (the "Closing Date Net Working Capital Position"), which shall mean the difference between the Closing Date Current Assets and the Closing Date Current Liabilities. Sellers shall also provide summary documentation supporting the Closing Date Working Capital Statement. The Closing Date Working Capital Statement shall be substantially in the form of that attached hereto as Exhibit A. In any event, the Closing Date Working Capital Statement shall be prepared in a manner that is consistent with the historical presentation of such information on the financial statements of the Business by Sellers.

     (b) As soon as practicable after delivery of Sellers' calculation, and in any event within 20 days after receipt, Buyer and Sellers shall confer and attempt to reconcile any objections Buyer may have to Sellers' calculation of the Closing Date Net Working Capital Position. Sellers shall provide Buyer reasonable access to all financial accounting records of the Sellers required for the purpose of reviewing the Closing Date Working Capital Statement and verifying the accuracy of the Closing Date Current Assets, the Closing Date Current Liabilities, and the Closing Date Working Capital Statement.

     (c) If Buyer has no objection, then the Closing Date Net Working Capital Position shall be finalized, and any payment to Buyer shall be determined in accordance with the provisions of Section 2.3(e) below.

     (d) If, at the end of the 45 day period after the Closing Date, Buyer and Sellers fail to reach agreement with respect to the Closing Date Net Working Capital Position, then any dispute with respect thereto shall be resolved by the Bankruptcy Court after a noticed hearing.

     (e) After the Closing Date Net Working Capital Position is finalized pursuant to Section 2.3(c) or Section 2.3(d), then either (as the case may be)
(i) if the Closing Date Net Working Capital Position is a positive number (i.e., the Closing Date Current Assets are greater than the Closing Date Current Liabilities), no payment will be necessary between the parties, or (ii) if the Closing Date Net Working Capital Position is a negative number (i.e. the Closing Date Current Assets are less than the Closing Date Current Liabilities), the Purchase Price shall be decreased, dollar for dollar, by, and Sellers shall pay to Buyer, the amount by which the Closing Date Current Liabilities exceed the Closing Date Current Assets.

     (f) For purposes of this Section 2, "Closing Date Current Assets" shall mean all current assets of the Business purchased by Buyer on the Closing Date, including all accounts receivable that are current or have an aging of no greater than ninety days, net of any bad debt reserve, other receivable amounts, all prepaid expenses net of the Security Deposits and all other items listed as current assets. "Closing Date Current Liabilities" shall mean all current liabilities of the Business assumed by Buyer on the Closing Date, including client prepayments, accounts payable, accrued payroll, commissions and vacation and other liabilities listed as current liabilities. Any accounts receivable not included in the calculation of the Closing Date Net Working Capital Position shall not be sold to Buyer hereunder and shall be retained by Sellers as an Excluded Asset unless Buyer elects to include any such account receivable in such calculation.

     2.4. Purchase Price Holdback Amount.

     (a) Establishment of Escrow Account. If on or prior to the Closing, SuperGen has not issued a Purchase Order for a Campaign (as such term is used in the Supply Agreement) consisting of at least three Batches (as such term is used in the Supply Agreement), then the sum of $500,000 (the "Escrow Amount") shall be deposited into an escrow account (the "Escrow

Account") established pursuant to the terms and conditions of this Agreement and the Escrow Agreement to be entered into on the Closing Date by Buyer and Sellers; provided that for each Batch ordered by SuperGen under the Supply Agreement prior to the Closing, the sum of $166,667 shall be deducted from the Escrow Amount and shall be paid to Sellers at Closing instead of being deposited into the Escrow Account. The Escrow Agreement shall be substantially in the form attached hereto as Exhibit B.

     (b) Release of Funds in Escrow Account to Sellers. The Escrow Amount shall be released in the amounts set forth below to Sellers upon the occurrence of the following event, provided such event occurs on or prior to December 14, 2004:

     (i) If SuperGen shall have issued a Purchase Order for a Campaign under the Supply Agreement, then for each Batch ordered by SuperGen in connection with such Campaign, the sum of $166,667, up to the maximum amount of $500,000, shall be released from the Escrow Account.

     (c) Release of Funds in Escrow Account to Buyer. Any funds remaining in the Escrow Account on December 15, 2004 shall be released to Buyer if the condition for release of such funds to Sellers set forth in Section 2.4(b) above has not occurred on or prior to December 14, 2004.

     (d) For purposes of this Section 2.4 and this Agreement, "SuperGen" shall mean SuperGen, Inc., a Delaware corporation, and the "Supply Agreement" shall mean that certain Pentostatin Supply Agreement, dated as of December 13, 2002, by and between HTS and SuperGen.

     2.5. Allocation of Purchase Price. Sellers and Buyer agree to allocate the aggregate Purchase Price to be paid for the Purchased Assets in accordance with
Schedule 1060 of the Internal Revenue Code of 1986, as amended, and corresponding regulations, and as set forth in Schedule 2.5. Sellers and Buyer covenant and agree to file and to cause their respective affiliates to file, all tax returns consistent with such allocation and that they further covenant and agree not to take any position before any taxing authority or in any judicial proceeding that is in any way inconsistent with such allocation.

                                    SECTION 3
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally represent and warrant to Buyer that, as of the Execution Date and except as set forth on the correspondingly numbered section of the disclosure schedule delivered to Buyer in connection herewith and incorporated by reference herein (the "Disclosure Schedule"):

     3.1. Corporate Existence. Each of Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on the Business as it is currently conducted. Each of the Sellers is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the conduct of its business renders such qualification necessary.

     3.2. Corporate Authority.

     (a) The execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby have been or will by the Closing Date be duly authorized by all requisite corporate action of Sellers. This Agreement has been duly and validly executed and delivered by Sellers and, upon entry of the Approval Order (as defined in Section 5.1(b) below), will be the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement nor any other agreements and documents to be executed or delivered pursuant hereto, nor the consummation of the transactions contemplated hereby, will (i) violate, or conflict with, any provision of either Seller's Certificate of Incorporation or By-Laws, (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets being sold hereunder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument to which either of Sellers is a party or by which it or any of its properties is bound, (iii) violate, or conflict with, any order, writ, injunction, arbitral award, judgment or decree of any court, governmental body or arbitrator applicable to Sellers, or (iv) violate, or conflict with, any contract to which either of Sellers, the Purchased Assets, the Assumed Obligations or the Business is subject, except for any such violation, conflict, breach or default which would not have a material adverse effect ("Material Adverse Effect") on the Purchased Assets, the results of operations, financial condition or business of the Business or on the ability of Sellers to consummate the transactions contemplated hereby.

     3.3. Governmental Approvals; Consents. Sellers are not subject to any order, judgment or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of Sellers, threatened against Sellers which would enjoin or delay the transactions contemplated hereby. No consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for entry of the Approval Order, and such consents, approvals, orders or authorizations of, licenses or permits, declarations, registrations, filings or notices the failure of which to obtain or make would not have a Material Adverse Effect or which have been obtained.

     3.4. Title to Purchased Assets; Absence of Liens and Encumbrances.

     (a) Except as provided in the Assumed Contracts or the Paclitaxel Licenses, each Seller owns all right, title and interest in, and has good and marketable title to, all the Purchased Assets to be transferred by such Seller pursuant to this Agreement. The Purchased Assets will be transferred to Buyer at the Closing Date free and clear of Claims and Liens, except the Assumed Obligations and the Paclitaxel Licenses. Without limiting the foregoing, to the best of Sellers' knowledge, the Purchased Assets are not in any manner encumbered by any Claims and Liens arising out of unpaid state, federal, local and foreign income, sales, or ad valorem taxes which are due and payable.

     (b) The Purchased Assets constitute all of the assets necessary for the conduct of the Business and do not constitute any assets not related to the Business.

     (c) Except as provided in the Assumed Contracts or the Paclitaxel Licenses, no person, other than the Sellers, has any right to the use or possession of any of the Purchased Assets.

     3.5. Litigation. There is no litigation pending or, to the best of Sellers' knowledge, threatened (a) against Sellers, the Business or the Purchased Assets, or (b) which seeks to enjoin or obtain damages in respect of the consummation of the transaction contemplated hereby. The Sellers have not received any opinion or a memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or obligations.

     3.6. Accounts Receivable; Collection. All Accounts Receivable listed on
Schedule 1.2(a), and outstanding as of the Closing Date will, represent sales actually made in the ordinary and normal course of business. To Sellers' knowledge, except as listed in the Disclosure Statement, there are no counterclaims or setoffs against (or any basis therefor), or any other matter or condition likely to interfere with full and timely collection of, any of such outstanding Accounts Receivable. All such Accounts Receivable are valid, genuine and subsisting, arise out of bona fide transactions, and are not subject to defenses, deductions, set-offs, counterclaims or any allowances or credits on account of recalls, rejection or return of product (including for spoiled, damaged and/or outmoded goods). HTS has not accelerated or delayed collection of Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would otherwise have been collected other than in the ordinary course of business. Accounts Receivable with extended payment terms providing for payments over more than 90 days are carried at no greater than present value

     3.7. Compliance with Laws. Except for those failures to have, to be in full force and effect, to file, retain and maintain or to comply, in each case, that is reasonably likely to not have a Material Adverse Effect, (i) with respect to the Business, HTS has all licenses, permits or franchises issued by any court, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign (each a "Governmental Entity") and other governmental certificates, authorizations and approvals (collectively "Licenses and Permits") required by any Governmental Entity for the operation of the Business and the use of its properties as presently operated or used; (ii) with respect to the Business, all such Licenses and Permits are in full force and effect and no action, claim or proceeding is pending, nor to the knowledge of Sellers is threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Licenses and Permits or declare any such License and Permit invalid; (iii) with respect to the Business, HTS has filed all necessary reports and maintained and retained all necessary records pertaining to such Licenses and Permits; and (iv) with respect to the Business, HTS has otherwise substantially complied with all of the laws, ordinances, regulations and orders applicable to its existence, financial condition, operations, properties or Business, and Sellers have not received any notice to the contrary.

     3.8. Finders; Brokers; Consultants. Sellers are not a party to any agreement with any finder, broker or consultant, or in any way obligated to any finder, broker or consultant for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, except Lennon Smith Advisors, LLC, the fees of which will be paid by Sellers.

     3.9. Environmental Matters.

     (a) In respect of the Business,:

     (i) to Sellers' knowledge, HTS and the Business is in compliance with all Environmental Laws (as defined in Section 3.9(b)(i)) applicable to the nature, scope and extent of the Business as presently conducted by HTS;

     (ii) to Sellers' knowledge, HTS holds, and is in compliance with, all Licenses and Permits required under Environmental Laws applicable to the nature, scope and extent of the Business as presently conducted by HTS; and

     (iii) prior to the Execution Date, Sellers have not received any written notice of the institution or pendency of any lawsuit, action, proceeding, investigation or claim by any person alleging any Environmental Liability arising from or relating to the conduct of the Business.

     (b) As used herein:

     (i) "Environmental Laws" means any domestic, foreign, federal, state, interstate or local statute, law or regulation in effect in any jurisdiction where the Business is presently conducted by HTS, which has been properly promulgated, is in effect and is binding upon HTS as of the Closing Date or any order, injunction, judgment, decree, common law or other enforceable requirement of any governmental entity, and relating to the protection of the environment, including any of the foregoing related to: (A) Remedial Actions; (B) the reporting, licensing, permitting, or investigating of the emission, discharge, release or threatened release of Hazardous Substances into the air, surface water, groundwater or land; or (C) the manufacture, release, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances.

     (ii) "Environmental Liability" means any liability or obligation arising under Environmental Laws in connection with the Purchased Assets or the Business to the extent arising from any condition existing or any act or omission of HTS at or prior to the Closing Date.

     (iii) "Hazardous Substance" means any substance or material regulated under applicable Environmental Laws.

     (iv) "Remedial Action" means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity pertaining to any Hazardous Substance.

     3.10. Absence of Certain Changes. As compared to the Financial Summary and Projections dated April 30, 2004, the Business has not experienced any (a) developments or changes which would have a Material Adverse Effect; (b) entry into any material contract not in the ordinary course of business; (c) capital expenditure or commitment therefore, except in the ordinary course of business consistent with past practice and, in the aggregate, in excess of $50,000; (d) change in accounting methods or principles, other than those arising from changes in GAAP, any write-down, write up or revaluation of any of the Purchased Assets or Assumed Liabilities except depreciation accounted for in the ordinary course of business and write-downs of inventory which reflect the lower of cost or market and which are in the ordinary course of business and in accordance with GAAP; (e) sale, assignment, transfer, lease, license or otherwise placement of a Claim or Lien on any of the Purchased Assets, including without limitation, the Intellectual Property, except in the ordinary course of business consistent with past practice, or cancellation or waiver of any material indebtedness or claims; (f) disclosure of any confidential information to any person, except pursuant to the terms of an executed confidentiality agreement, or abandoned or permitted to lapse any of the Intellectual Property; or (g) damage, destruction, loss (whether or not covered by insurance) which has had or is reasonably likely to have a Material Adverse Effect; or (h) agreement, whether orally or in writing, to do any of the foregoing.

     3.11. Work and Purchase Orders.

     (a) All customer purchase orders, including all customer order backlog and customer agreements related thereto, for the products or services of the Business, or work orders submitted by customers, with terms or obligations reasonably expected to extend beyond the Closing Date shall be assumed by Buyer as part of the Purchased Assets (the "Assigned Purchase Orders"). Each Assigned Purchase Order is a legal, valid and binding agreement of the applicable Seller party to such agreement, enforceable in accordance with its terms and is in full force and effect. Sellers have delivered to Buyer, copies of which are true and complete in all material respects, of all the Assigned Purchase Orders in their possession (and, in the case of oral agreements, if any, written summaries thereof).

     (b) Each Seller party to an Assigned Purchase Order has performed, in all material respects, all obligations required to be performed by it and is not in default in any material respect under or in material breach of nor in receipt of any claim of material default or material breach under any Assigned Purchase Order; to the knowledge of Sellers, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of material non-compliance under any Assigned Purchase Order; such Seller does not have any present expectation or intention of not fully performing all such obligations; and such Seller is not aware of any material breach or anticipated material breach by the other persons with respect to any such Assigned Purchase Order.

     3.12. Intellectual Property.

     (a) Each Seller owns and possesses full, legally enforceable rights to use, sell, transfer, and assign the HTS Intellectual Property and the Hauser Intellectual Property to be transferred by such Seller pursuant to this Agreement, free and clear of conditions, adverse claims or other restrictions or any requirement of any past, present or future royalty payments, except as provided in the Intellectual Property Licenses or the Paclitaxel Licenses and, with respect to payments, except to the extent it is an Assumed Obligation.

     (b) There is not pending in any forum (or, to the knowledge of any of the Sellers, threatened) any assertion or claim: (i) challenging the validity, enforceability, ownership, scope or effectiveness of, or contesting such Seller's rights with respect to, any HTS Intellectual Property or Hauser Intellectual Property, (ii) challenging such Seller's rights to use any HTS Intellectual Property or Hauser Intellectual Property, or (iii) asserting that such Seller's use or exploitation of any HTS Intellectual Property of Hauser Intellectual Property infringes upon, misappropriates, violates or conflicts in any way with the rights (including, without limitation, rights in intellectual property, rights of privacy, rights of publicity and rights in personal and other data) of any person; and, in each case, to the knowledge of the Sellers, there are no grounds for any such assertion or claims. In the last five years, the Sellers are not and have not been a party to any suit, action or proceeding which involves a claim of infringement, breach or misappropriation of any HTS Intellectual Property or Hauser Intellectual Property and have not brought any action, suit or proceeding against any person for infringement or misappropriation of, or breach of any license or agreement involving, any HTS Intellectual Property or Hauser Intellectual Property.

     (c) To the knowledge of Sellers, there are no unauthorized uses, disclosures, infringements, or misappropriations by any person of any of the HTS Intellectual Property or the Hauser Intellectual Property and Sellers, except as may be provided in the Tisorex Agreement or the Paclitaxel Licenses, have not entered into (i) any agreement to indemnify any other person against any charge of infringement, breach or misappropriation of any person's rights in the HTS Intellectual Property or the Hauser Intellectual Property or (ii) any agreement granting any person the right to bring infringement or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any HTS Intellectual Property or Hauser Intellectual Property.

     3.13. Warranties. To the knowledge of Sellers, there are no material potential claims under or pursuant to any warranty or guarantee, whether expressed or implied, on products or services related to the Business sold prior to the Closing Date (other than warranty or product replacement claims in the ordinary course of business not material in amount or significance). To the knowledge of Sellers, there is no reason to expect an increase in warranty claims in the future based upon the Business as presently conducted. All of the products sold and services rendered by the Business (whether directly or indirectly through distributors, marketers, independent contractors, or the like) have been performed in conformity, in all material respects, with all expressed or implied warranties and with all applicable contractual commitments and none of Sellers has any liability for replacement or for other damages relating to or arising from any such products or services.

     3.14. Products Liability. There has been no material claim against or involving any of Sellers or concerning the Purchased Assets manufactured, shipped, sold or delivered by or on behalf of the Business relating to or resulting from an alleged defect in design, manufacturing, materials, process, or workmanship or any alleged failure to warn, or any alleged breach of implied warranties or representations (other than warranty or product replacement claims in the ordinary course of business not material in amount or significance), and, to the knowledge of the Sellers, none has been threatened nor is there any valid basis for any such claims. There has not been any recall conducted with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of the Business, or any notice, whether oral or written, received by any of Sellers from any authority of any investigation or consideration of or decision made by any person or authority concerning whether to undertake or not undertake, any recall (other than warranty or product replacement claims in the ordinary course of business not material in amount or significance). No Seller has received notice, whether oral or written, from any governmental authority to the effect that any of the manufacturing standards applied, testing procedures used, and product specifications and labels disclosed to customers of the Business have not complied with all requirements established by any applicable regulation or order of any governmental authority and which has not been corrected to the satisfaction of such governmental authority.

     3.15. Insurance. Sellers currently maintain sufficient insurance coverage to protect the Business and the full replacement value of the Purchased Assets. All of such policies are in full force and effect and Sellers are not in material default of any provision thereof.

     3.16. Inventories. To the knowledge of Sellers, the inventory (i) is useable and saleable in the ordinary course of business and does not include any items that are obsolete or discounted, except as adequately provided for in HTS's reserve for distressed or excess inventory, (ii) is of consistent and merchantable quality, is fit for its intended purposes and, with respect to the finished goods inventory, has been produced or manufactured in accordance with all applicable laws, orders and regulations, and (iii) is not being held by any person on a consignment basis or is located off of the owned or leased properties of the Business.

     3.17. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, neither Sellers, any advisor to Sellers nor any other person makes any other express or implied representation or warranty on behalf of Sellers, including, without limitation, as to the probable success or profitability of the ownership, use or operation of the Business and the Purchased Assets by Buyer after the Closing, and Sellers hereby disclaim any such representation or warranty.

     3.18. Expiration of Representations and Warranties. The respective representations and warranties of Sellers contained herein shall expire and be terminated and extinguished on the Closing Date, and thereafter Sellers shall not have any liability whatsoever with respect to any such representation or warranty.

                                    SECTION 4
                            REPRESENTATIONS OF BUYER

     Buyer represents and warrants to Sellers that as of the Execution Date:

     4.1. Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to purchase, own, lease and operate the properties and assets used in the Business being purchased or assigned hereunder and to carry on the Business as the same is now being conducted. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction wherein, by reason of the nature of the

Business or the character of the Purchased Assets, the failure to be so qualified is reasonably likely to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby (a "Buyer Material Adverse Effect").

     4.2. Corporate Authority. This Agreement and the consummation of all of the transactions provided for herein have been duly authorized by all requisite corporate action, and Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms except as enforceability may be (a) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights, or (b) subject to general principles of equity. The execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby will not violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, violate, or conflict with, any order, writ, injunction, arbitral award, judgment or decree of any court, governmental body or arbitrator applicable to Buyer, or result in any breach or constitute any default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Buyer is subject or is a party, except for any such violation, conflict, breach or default which is reasonably likely to not have a Buyer Material Adverse Effect.

     4.3. Governmental Approvals; Consents. Buyer is not subject to any order, judgment or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of Buyer, threatened against Buyer which would enjoin or delay the transactions contemplated hereby. No consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for such consents, approvals, orders or authorizations of, licenses or permits, declarations, registrations, filings or notices the failure of which to obtain or make is reasonably likely to not have a Buyer Material Adverse Effect.

     4.4. Finders; Brokers; Consultants. Buyer is not a party to any agreement with any finder, broker or consultant, or in any way obligated to any finder, broker or consultant for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

     4.5. Financial Capacity. Buyer has in hand sufficient cash necessary to consummate the transactions contemplated by this Agreement, to pay all fees and expenses of Buyer related to the transactions contemplated hereby and to fund all disbursements of the Business as of the Closing Date, including the payment of all Assumed Obligations as they become due.

     4.6. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, neither Buyer, any advisor to Buyer nor any other person makes any other express or implied representation or warranty on behalf of Buyer, and Buyer hereby disclaims any such representation or warranty.

     4.7. Expiration of Representations and Warranties. The respective representations and warranties of Buyer contained herein shall expire and be terminated and extinguished on the Closing Date, and thereafter Buyer shall have no liability whatsoever with respect to any such representation or warranty.

                                    SECTION 5
                         AGREEMENTS OF SELLERS AND BUYER

     5.1. Bankruptcy Court Approval.

     (a) Bankruptcy Court Approval of Sale Procedures. Promptly following the Execution Date (and in no event later than five (5) days thereafter), Sellers will file a motion (the "Sale Procedures Motion") with the Bankruptcy Court requesting the entry of an order (the "Procedures Order"), in substantially the form and substance attached hereto as Exhibit C, such Sale Procedures Motion to be in form and content reasonably satisfactory to Buyer, setting forth the following procedures:

     (i) fixing the time, date, and location of a hearing (the "Approval Hearing") to approve the sale of the Purchased Assets by Sellers pursuant to this Agreement;

     (ii) establishing a hearing on the Sale Procedures Motion within fifteen
(15) days after the Execution Date, and establishing a hearing on the Sale Motion (defined below) not later than sixty (60) days after the Execution Date (all calculated in accordance with Bankruptcy Rule 9006);

     (iii) fixing the time and date of an open oral auction (the "Auction") to be held in the Bankruptcy Court, at which qualifying higher and better offers may be presented to Sellers;

     (iv) approving the Break-Up Fee set forth in Section 10.1 and the Matching Rights set forth in Section 10.2;

     (v) providing that Sellers shall not entertain or accept any bid for the Purchased Assets unless such bid complies strictly with all of the following requirements that such bid shall be:

          (A) delivered to counsel for Sellers, with a copy delivered to counsel for Buyer (at the address for notices provided for in Section 10.4), at least two (2) business days prior to the date of the Approval Hearing;

          (B) accompanied by a duly executed asset acquisition agreement that is substantially similar to this Agreement, except that (A) the bidder shall be substituted for Buyer, and (B) the proposed purchase price for all of the Purchased Assets shall exceed by $125,000 the consideration that is offered by Sellers under the terms of this Agreement; without limiting the generality of the foregoing, such agreement shall not include any financing or due diligence contingency, shall not include any conditions to closing other than those set forth in this Agreement, and shall provide for a closing on the date required by this Agreement; and

          (C) made by a bidder that demonstrates that it is (A) financially able to consummate the transaction contemplated by such bid and (B) able to consummate the transaction on the date and on the terms no less favorable to Sellers than as contemplated by this Agreement.

     (vi) providing that after any initial overbid made pursuant to clause (v), all further overbids must be made at the auction held pursuant to clause (iii), with bidding in increments of at least $25,000 and that with respect to any such further overbid submitted by Buyer, the consideration offered by Buyer shall be deemed to include the full amount of the Break-Up Fee payable to Buyer; and

     (vii) providing for an administrative expense claim for the Break-Up Fee under section 503(b) of the Bankruptcy Code.

     (b) Bankruptcy Court's Approval of Sale. Promptly following the Execution Date, and contemporaneously with or shortly after the filing of the Sale Procedures Motion, Sellers shall file a motion with the Bankruptcy Court (the "Sale Motion") requesting entry of an order (the "Approval Order"), in substantially the form and substance attached hereto as Exhibit D, pursuant to sections 363 and 365 of the Bankruptcy Code, approving the sale of the Purchased Assets to Buyer and the assumption and assignment to Buyer of the Assumed Contracts as listed on Schedule 1.2 (j), as such Schedule may be revised, modified or supplemented by Sellers prior to the Approval Hearing without any reduction in the Purchase Price, said Sale Motion to be in form and content reasonably satisfactory to Buyer. Said Approval Order shall (a) approve the sale of the Purchased Assets to Buyer on the terms and conditions set forth in this Agreement and authorize Sellers to proceed with this transaction, (b) include a specific finding that Buyer is a good faith purchaser of the Purchased Assets under section 363(m) of the Bankruptcy Code, (c) state that the sale of the Purchased Assets to Buyer shall be free and clear of all Claims and Liens, except any obligations and liabilities expressly assumed by Buyer, and (d) provide for a waiver of the stays contemplated by Bankruptcy Rules 6004(g) and 6006(d).

     5.2. Operation of the Business by Sellers.

     (a) Except as otherwise contemplated by this Agreement, during the period from the Execution Date until the Closing, Sellers will use all reasonable efforts to continue, in a manner consistent with the past practices of the Business, to maintain and preserve intact the Business and to maintain the ordinary and customary relationships of the Business with its suppliers, customers and others having business relationships with it with a view toward preserving for Buyer, to and after the Closing Date, the Business, the Purchased Assets and the goodwill associated therewith.

     (b) During the period from the Execution Date until the Closing Date, Sellers shall continue to operate and conduct the Business in the ordinary course, and maintain its Books and Records in accordance with past practices and will not, without the prior written approval of

Buyer or as otherwise contemplated by this Agreement, sell, transfer or otherwise dispose of any of its properties or assets pertaining to the Business, other than (i) in the ordinary course of business, (ii) any property or asset which is not material to the results of operations, financial condition or business of the Business taken as a whole, and (iii) any property or asset that is an Excluded Asset.

     5.3. Investigation of Business. Buyer may, prior to the Closing Date, make or cause to be made such investigation of the business and properties of the Business and of its financial and legal condition as Buyer deems necessary or advisable. Sellers will permit Buyer and its authorized agents or representatives, including its independent accountants, to have full access to the properties, books and records of the Business at reasonable hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Business.

     5.4. Mutual Cooperation. Subject to the terms and conditions hereof, Sellers and Buyer agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including all of the following: (i) obtain prior to Closing all licenses, certificates, permits, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated hereby; and (ii) effect all necessary registrations and filings.

     5.5. Access to Records and Personnel.

     (a) Following the Closing Date, Buyer shall retain the Books and Records relating to the Business and the Purchased Assets for the period of time set forth in its records retention policies in effect on the Closing Date or for such longer period as may be required by law or any applicable court order, including with respect to tax statues of limitations. Sellers, or any representative of Sellers' respective bankruptcy estates, shall be allowed to make copies of the Books and Records as required in connection with objecting to claims filed in Sellers' bankruptcy cases and for other purposes in connection with administering the bankruptcy cases, including filing tax returns and commencing avoidance actions.

     (b) Buyer will allow Sellers reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of Tax returns or the defense or prosecution of litigation in connection with the bankruptcy case. Buyer shall be entitled to recover its reasonable out-of-pocket costs (including, without limitation, copying costs) incurred in providing such Books and Records and/or personnel to the other party.

     5.6. "As Is" Condition. Except as expressly provided in Section 3 hereof, Buyer agrees that it shall accept all Purchased Assets in an "As Is" "Where Is" condition at the Closing Date. Except as expressly provided in Section 3 hereof, Sellers make no representation or warranty with respect to the value, condition or use of the Purchased Assets, whether expressed or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

     5.7. Financing. Effective at the opening of business on the Closing Date, Buyer shall be responsible for funding all disbursements of the Business. Any cash, cash equivalents, similar investments, certificates of deposit, Treasury bills and other marketable securities held by the Business or Buyer on the Closing Date shall be treated by the parties consistent with Section 1.3 and turned over to Sellers.

     5.8. Administration of Accounts; Customer Inquiries.

     (a) All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Sellers in connection with or arising out of the Business or Purchased Assets after the Closing Date shall be held by such person in trust for the benefit of Buyer and, promptly upon receipt by such person of any such payment or reimbursement, such person shall pay over to Buyer the amount of such payment or reimbursement without right of set off.

     (b) All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Buyer or any affiliate thereof in connection with or arising out of the Excluded Assets, Excluded Liabilities or any businesses that are not the Business after the Closing Date shall be held by such person in trust for the benefit of Sellers and, promptly upon receipt by such person of any such payment or reimbursement, such person shall pay over to Sellers the amount of such payment or reimbursement without right of set off.

     (c) Sellers shall promptly forward to Buyer any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to the Business, including, without limitation, customer orders.

     (d) Buyer shall promptly forward to Sellers any mail (physical, electronic or otherwise), facsimile or telephone inquires of actual or potential clients, customers, suppliers and vendors of or relating to the Excluded Assets and any businesses that are not the Business.

     5.9. Employment.

     (a) Buyer shall have the right, in its sole discretion, from the date hereof, to interview and to offer employment, conditioned upon Buyer being the buyer of the Purchased Assets, to any or all of HTS' employees but shall have no obligation to do so. If Buyer elects to offer employment to any other HTS employees, it shall be upon such terms and conditions as Buyer, in its sole discretion, shall determine, and nothing expressed or implied by this Agreement shall confer upon HTS employees, or any legal representative thereof, any rights or remedies, including any right to employment, or for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. If Buyer determines to enter into an employment agreement with any other HTS employees, it may be on either an at-will or a fixed duration basis. Sellers shall be responsible for any obligations or liabilities to HTS employees under Worker Adjustment Retaining Notification Act and any similar state or local "plant closing" law ("WARN") with respect to all HTS employees.

     (b) The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meanings ascribed to such terms under Section 4980B of the

Code and Sections 601-608 of ERISA (collectively, "COBRA Obligations"). Sellers shall have sole responsibility for all COBRA Obligations with respect to any and all HTS employees.

     5.10. Confidentiality Letter. Until the Closing shall actually have occurred, Buyer acknowledges that it remains subject to the Confidentiality Letter, including but not limited to the provisions thereof relating to the solicitation of employees (except as expressly contemplated by Section 5.9(a)).

     5.11. Assignment of Contracts. Sellers shall use commercially reasonable efforts to obtain from the Bankruptcy Court an order authorizing Sellers, effective on the Closing Date, to assume, cure all monetary defaults with respect to, and assign the Assumed Contracts to Buyer. Assignment of the contracts initially set forth on Schedule 1.2(j) shall be a condition to Closing. The parties acknowledge that if Buyer adds contracts to the initial list of those to be assumed and assigned the requisite notice and objection period may not expire prior to Closing with respect to the additional contracts and leases and obtaining the order referred to in this Section 5.11 with respect to such added contracts and leases shall not be a condition to Closing, and the failure to obtain such order for such added contracts shall not be the basis for a claim by Buyer against Sellers.

     5.12. Cure of Defaults. Subject to receipt of the order referred to in
Section 5.11 and the occurrence of the Closing, Sellers shall (a) at their expense cure any and all monetary defaults or segregate cash in an amount equal to disputed Cure Payments or as may be ordered by the Bankruptcy Court and (b) use commercially reasonable efforts to cure any other defaults, each with respect to the Assumed Contracts as required by Section 365 of the Bankruptcy Code, so that such Assumed Contracts may be assigned to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code, provided, however, that Sellers shall not be responsible for paying Cure Payments with respect to Assumed Contracts Buyer adds to Schedule 1.2(j) after the Closing Date.

     5.13. Gunbarrel Facility.

     (a) At the Closing, and provided the Gunbarrel Lease is not assumed and assigned to Buyer at the Closing, Sellers and Buyer shall enter into a sublease (the "Gunbarrel Sublease") with respect to the Gunbarrel Facility for the period from the Closing Date to until December 14, 2004, subject to termination by Buyer upon thirty (30) days prior written notice to Sellers. Under the terms of the Gunbarrel Sublease, the form of which is attached hereto as Exhibit G, Buyer shall be entitled to the use and occupancy of the Gunbarrel Facility and Buyer shall pay to Sellers all Basic Rent and Additional Rent (collectively, the "Sublease Rent") due by Sellers to the lessor of the Gunbarrel Facility pursuant to the Gunbarrel Lease for each month and/or partial month that the Sublease is in effect, provided that the maximum amount Buyer shall be obligated to pay to Sellers as Sublease Rent during the time the Sublease is in effect is $30,000 and Sellers will be responsible for any remaining amount of Basic Rent and Additional Rent due during the period the Gunbarrel Sublease is in effect. Buyer will be responsible for all other costs and expenses associated with operating the Gunbarrel Facility during the term of the Sublease.

     (b) Buyer shall have, except to the extent not previously provided in the Sale Order, at its sole option exercised anytime up until December 14, 2004, the right to compel Sellers to file a motion, to be heard on shortened time (the "Gunbarrel Motion"), seeking to assume and assign the Gunbarrel Lease to Buyer. If the Gunbarrel Lease is assigned to Buyer, Buyer shall assume the security deposits and other prepayments of Sellers associated with the Gunbarrel Lease. Buyer, on assumption of the security deposits, shall immediately pay the sum of such security deposits and other prepayments to Sellers, by wire transfer of immediately available federal funds to such bank account(s) as shall be designated by Sellers. During the period the Gunbarrel Motion is pending before the Bankruptcy Court, the term of the Sublease, to the extent necessary, shall be automatically extended to the day (the "Extended Date") after the day of the hearing in Bankruptcy Court on the Gunbarrel Motion; provided, however, that the limitation on the payment of Sublease Rent contained in clause (a) above and in the Sublease shall not apply to the period from December 15, 2004 to the Extended Date (the "Extended Period") and Buyer shall pay to Sellers, on a weekly basis, all Sublease Rent due by Sellers to the lessor of the Gunbarrel Facility pursuant to the Gunbarrel Lease for each day in the Extended Period.

     (c) Buyer agrees that to the extent Buyer terminates the Gunbarrel Sublease prior to December 14, 2004, Buyer will, as long as Sellers are paying all Basic Rent and Additional Rent due under the Gunbarrel Lease and the Gunbarrel Lease has not been terminated by landlord or Sellers, leave in place all of the Machinery and equipment located at the Gunbarrel Facility at Closing until the later of (i) December 14, 2004 or (ii) all amounts on deposit in the Escrow Account have been disbursed.

     5.14. Supply Agreement.

     (a) Pursuant to the terms and conditions of this Agreement and the Sale Motion, Sellers will assume and assign to Buyer the Supply Agreement at the Closing. At the Closing, and provided the Escrow Amount is required to be deposited into the Escrow Account, Buyer shall execute an assignment, in substantially the form of Exhibit "H" attached hereto (the "Supply Agreement Assignment") of all of Buyer's rights to receive, or to bring or prosecute a cause of action or other remedy to recover or collect, any termination fee, any other costs of termination, any Shortfall Payment (as such term is defined in the Supply Agreement) and/or any other damages resulting from breach that are or may come due from SuperGen under the terms of the Supply Agreement. The Supply Agreement Assignment shall be deposited into escrow with the Escrow Amount. The Supply Agreement Assignment shall be delivered out of escrow to Sellers in the event any portion of the Escrow Amount is released to Buyer at such time as any portion of the Escrow Amount is released to Buyer. The Supply Agreement Assignment shall be delivered out of escrow to Buyer only in the event the entire amount of the Escrow Amount deposited into the Escrow Account at the Closing is released to Sellers at such time as the entire amount of the Escrow Amount deposited into the Escrow Account at the Closing has been released to Sellers.

     (b) Until the later of (i) December 15, 2004 or (ii) all amounts on deposit in the Escrow Account have been disbursed, Buyer shall not, without the prior written agreement of Sellers, (x) terminate the Supply Agreement, (y) agree to extend or renew, or extend or renew, the Supply Agreement beyond its current term or (z) agree to amend or waive, or amend or waive, any provision of the Supply Agreement.

                                    SECTION 6
                        CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer to purchase the Purchased Assets shall be subject to the satisfaction on or prior to Closing of all of the following conditions, unless waived in writing by Buyer:

     6.1. Covenants. Sellers shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to Closing.

     6.2. Representations and Warranties True. All representations and warranties of Sellers in this Agreement or in any exhibit, schedule or document delivered pursuant to this Agreement shall be true and complete in all respects as of the Execution Date and as of the Closing; provided however, the parties agree that there will be no failure of this condition based upon the falsity or incompleteness of any representation or warranty if, as of the Execution Date, Buyer has knowledge of the falsity or incompleteness of such representation or warranty.

     6.3. Delivery of Certificates. Buyer shall have received a certificate or certificates, dated as of the Closing Date, executed by a duly authorized officer of each Seller certifying in such detail as Buyer may reasonably request that the conditions specified in Sections 6.1 and 6.2 hereof have been fulfilled.

     6.4. Instruments of Transfer. Buyer shall have received a bill of sale, in substantially the form attached hereto as Exhibit E, and such other duly executed instruments of transfer, conveyance, and assignment, executed by a duly authorized officer of each Sellers, as is necessary or desirable to effect the transfers, conveyances, and assignments to Buyer of the Purchased Assets as contemplated by this Agreement.

     6.5. Other Agreements. Buyer shall have received the Sublease, if necessary, executed by HTS and the Escrow Agreement, if necessary, executed by Sellers.

     6.6. Approval Order. The Approval Order and any other orders of the Bankruptcy Court with respect to this Agreement and the Purchased Assets shall have been entered and the Approval Order shall have become a Final Order.

     6.7. No Action. No action, suit or proceeding (including any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. ss. 157(b) and
(c)) shall be pending or overtly threatened by or before any governmental authority or pending or overtly threatened by any other party to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement or that, if adversely determined, could have a Material Adverse Effect, and any such actions, suits or proceedings that have theretofore been brought and determined shall have become Final Orders.

     6.8. No Material Adverse Change. Since the Execution Date, there has been no event, change or effect that is materially adverse to the condition (financial or otherwise) of the Purchased Assets or the Business.

                                    SECTION 7
                       CONDITIONS TO SELLERS' OBLIGATIONS

     The obligations of Sellers to sell the Purchased Assets shall be subject to the satisfaction on or prior to Closing of all of the following conditions, unless waived in writing by Sellers:

     7.1. Covenants of Buyer. Buyer shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to Closing.

     7.2. Representations and Warranties True. All representations and warranties of Buyer in this Agreement shall be true and complete in all respects as of the Execution Date and as of the Closing.

     7.3. Delivery of Certificates. Sellers shall have received a certificate or certificates, dated as of the Closing Date, executed by a duly authorized executive of the Buyer certifying in such detail as Sellers may reasonably request that the conditions specified in Sections 7.1 and 7.2 hereof have been fulfilled.

     7.4. Tender of Purchase Price. Buyer shall have paid the Purchase Price.

     7.5. Assumption. Sellers shall have received an assignment and assumption agreement, in substantially the form attached hereto as Exhibit F, executed by Buyer assuming the Assumed Obligations.

     7.6. Other Agreements. Sellers shall have received the Sublease, Escrow Agreement and Supply Contract Assignment, each if necessary, executed by Buyer.

     7.7. Approval Order. The Approval Order and any other orders of the Bankruptcy Court with respect to this Agreement and the Purchased Assets shall have been entered in a form and substance satisfactory to Sellers and the Approval Order shall have become a Final Order.

     7.8. No Action. No action, suit or proceeding (including any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. ss. 157(b) and
(c)) shall be pending or overtly threatened by or before any governmental authority or pending or overtly threatened by any other party to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement or that, if adversely determined, could have a Material Adverse Effect, and any such actions, suits or proceedings that have theretofore been brought and determined shall have become Final Orders.

                                    SECTION 8
                          TERMINATION PRIOR TO CLOSING

     8.1. Termination. This Agreement may be terminated:

     (a) By the mutual written consent of Buyer and Sellers;

     (b) By either Buyer or Sellers in writing, if the Closing does not occur by September 15, 2004, provided such terminating party is not in default or breach of this Agreement, and further provided that such terminating party has not taken such action or failed to take such action required under this Agreement, which has been the cause or result in the failure of the Closing to occur on or before such date;

     (c) After the entry of the Approval Order by the Bankruptcy Court, by either Buyer or Sellers in writing, without liability to the terminating party (provided the terminating party is not otherwise in default or in breach of this Agreement) if there has been a material breach of this Agreement by the other party which is not cured within five (5) days after such party has been notified in writing of such breach and the intent to terminate this Agreement pursuant to this Section 8.1(c) if such breach is not cured;

     (d) By Buyer in the event of any non-compliance with the requirements set forth in Section 5.1 hereof;

     (e) By Buyer if as of the Closing Date any of the conditions specified in
Section 6 hereof have not been satisfied or if Sellers are otherwise in material default under this Agreement;

     (f) By Sellers if as of the Closing Date any of the conditions specified in
Section 7 hereof have not been satisfied or if Buyer is otherwise in material default under this Agreement;

     (g) By Buyer or Sellers if Sellers enter into an Alternative Transaction (as such term is defined in Section 10.1 below);

     (h) By Buyer prior to the Closing if a motion to dismiss the Chapter 11 Cases or a motion to convert the Chapter 11 Cases or appoint a trustee or examiner has been granted in the Chapter 11 Cases; or

     (i) By Buyer if the Approval Order is not entered by the Bankruptcy Court on or before sixty (60) days after the Execution Date.

     8.2. Procedure Upon Termination. If this Agreement is terminated under
Section 8.1, written notice thereof will forthwith be given by the terminating party to the other party to this Agreement, and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of Sellers and Buyer to one another under this Agreement will terminate without further obligation or liability of Sellers or Buyer to the other (except as provided in Section 8.3). If this Agreement is terminated as provided herein:

     (a) each party shall either destroy or redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

     (b) all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

     (c) other than as provided in Section 8.3, no party hereto shall have any liability or further obligation to any other party to this Agreement, except Buyer shall still be bound by the terms of the Confidentiality Letter.

     8.3. Effect of Termination.

     (a) If this Agreement is terminated by reason of Sellers entering into an Alternative Transaction, Sellers shall pay to Buyer the Break-Up Fee upon the closing of such Alternative Transaction.

     (b) In the event of a default by Sellers under this Agreement after entry of the Approval Order by the Bankruptcy Court, Buyer shall be entitled to all of its remedies at law and in equity.

     (c) In the event of a default by Buyer under this Agreement after entry of the Approval Order by the Bankruptcy Court, Sellers shall be entitled to all of its remedies at law and in equity and shall be entitled to retain the Deposit.

                                    SECTION 9
                                     CLOSING

     9.1. Closing Date. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 8 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of counsel for Sellers, at 10:00 a.m. on the later to occur of (a) the second business day after the date of entry of the Approval Order, unless an objection has been filed to the good faith of the Purchaser under Section 363(m) of the Bankruptcy Code, in which event, the eleventh day after the date of entry of the Approval Order, and (b) the satisfaction of all conditions to Closing or waiver thereof by the applicable party, or such later date, time and place as shall be agreed upon by Sellers and Buyer (the actual date on which the Closing takes place being herein called the "Closing Date").

     9.2. Buyer Deliveries. At the Closing, Buyer shall deliver to Sellers:

     (a) the Purchase Price as required by Section 2.2 hereof;

     (b) the documents described in Sections 7.3, 7.5 and 7.6 hereof; and

     (c) such other documents and instruments as counsel for Buyer and Sellers mutually agree to be reasonably necessary to consummate the transactions described herein.

     9.3. Sellers Deliveries. At the Closing, Sellers shall deliver to Buyer:

     (a) the documents described in Sections 6.3, 6.4 and 6.5 hereof; and

     (b) such other documents and instruments as counsel for Buyer and the Sellers mutually agree to be reasonably necessary to consummate the transactions described herein.

                                   SECTION 10
                                  MISCELLANEOUS

     10.1. Sale to a Third Party; Break-Up Fee. Sellers and Buyer agree that Buyer has expended substantial funds and other resources in connection with the transaction contemplated hereby, including costs in connection with legal and business due diligence, that Buyer will suffer harm if such transaction is not consummated and that it would be unfair for Buyer to bear such harm in view of the fact that both Buyer, on the one hand, and Sellers, on the other hand, hope to benefit from such transaction. Accordingly, in the event that Sellers consummate a sale (an "Alternative Transaction") of the Purchased Assets to a bidder, other than Buyer, who submits the highest and otherwise best offer for the Purchased Assets at the Approval Hearing, Sellers shall pay Buyer a break-up fee equal to 5% of the total winning Court approved bid, but in no event shall the break-up fee be less than $100,000 or greater than $200,000 (the "Break-Up Fee"). The amount of the Break-Up Fee payable by Sellers to Buyer hereunder shall be an allowed administrative expense of the bankruptcy estates pursuant to section 503(b) of the Bankruptcy Code and shall be paid upon the closing of the Alternative Transaction.

     10.2. Matching Rights. In the event Sellers receive, under the terms of the Procedures Order, a qualifying initial overbid or qualifying further overbid during the Auction that is higher than Buyer's then current bid for the Purchased Assets, Buyer shall be entitled to match such qualifying initial overbid or qualifying further overbid on the same terms and conditions at the Auction and in so doing Buyer will be considered the winning bidder at the Auction unless another qualifying further overbid is then made and for which Buyer shall then have the right to match pursuant to this Section 10.2.

     10.3. Survival. All of the representations, warranties, agreements and covenants of the parties set forth in this Agreement shall not survive the Closing; provided, however, that the agreements and covenants which by their terms apply to period following the Closing Date shall survive in accordance with their terms.

     10.4. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid to the appropriate address below, or to such other address as any such party shall designate by written notice to the other party hereto.

          If to Buyer:

          Integrated BioPharma, Inc.
          c/o Paxis Pharmaceuticals
          5555 Airport Blvd.
          Boulder, CO 80301
          Attn:  Dean Stull

          With a copy to:

          Faegre & Benson LLP
          1900 Fifteenth Street
          Boulder, CO  80302
          Attn: Darrell M. Daley
                Christopher M. Hazlitt

          If to Sellers:

          Hauser, Inc.
          c/o Stutman, Treister & Glatt
          Professional Corporation
          1901 Avenue of the Stars, 12th Floor
          Los Angeles, CA 90067
          Attn: Theodore Stolman, Esq.

          With a copy to:

          Stutman, Treister & Glatt
          Professional Corporation
          1901 Avenue of the Stars, 12th Floor
          Los Angeles, CA 90067
          Attn: Theodore Stolman, Esq.

     10.5. Bulk Transfers. Buyer waives compliance with the provisions of all applicable laws relating to bulk transfers in connection with the transactions contemplated by this Agreement.

     10.6. Transfer Taxes. All transfer, documentary, sales, use, registration, value-added and other similar taxes and related fees (including any penalties, interest and additions to taxes) (collectively, "Transfer Taxes") incurred in connection with this Agreement and the transactions contemplated hereby, to the extent not exempt under section 1146(c) of the Bankruptcy Code, shall be paid by Buyer. Sellers and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws and to the extent any exemptions from such taxes are available Buyer and Sellers shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

     10.7. Further Assurances; Asset Returns. Upon request from time to time, Sellers shall execute and deliver all documents, and do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for Buyer, to perfect or record the title of Buyer, or any successor of Buyer, to the Purchased Assets transferred or to be transferred under this Agreement, or to aid in the prosecution, defense, or other litigation of any rights arising from said transfer (provided that Buyer shall reimburse Sellers for all out-of-pocket costs and expenses resulting from any such request). In the event that Buyer receives any assets of Sellers that are not intended to be transferred pursuant to the terms of this Agreement, whether or not related to the Business, Buyer agrees to promptly return such assets to Sellers.

     10.8. Expenses. Sellers and Buyer shall each pay their respective expenses (such as legal, investment banking and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement.

     10.9. Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, shall be null and void; provided, however, that Buyer may assign its rights, but not its obligations, under this Agreement to any direct or indirect wholly owned subsidiary of Buyer, and Sellers may assign its rights to receive payments hereunder to any successor, assignee or representative of Sellers' bankruptcy estates.

     10.10. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of Buyer and Sellers. No waiver by Sellers or Buyer of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     10.11. Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

     10.12. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

     10.13. Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

     10.14. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person or entity, other than the parties hereto and their permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement, the Procedures Order or any provision contained herein or in any exhibit attached hereto.

     10.15. Applicable Law. This Agreement, and all claims arising under or in connection herewith, shall be governed by and construed in accordance with the substantive laws of the State of California, without regard to the conflicts of laws principles thereof.

     10.16. Bankruptcy Court Jurisdiction. BUYER AND SELLERS AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION DURING THE BANKRUPTCY CASE OVER ANY DISPUTE BETWEEN BUYER AND SELLERS, AND SHALL OTHERWISE HAVE NON-EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND MATTERS, IN EACH EVENT RELATING TO ANY OF (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO AND/OR (ii) THE PURCHASED ASSETS, AND BUYER AND SELLERS EACH EXPRESSLY CONSENTS TO SUCH JURISDICTION.

     10.17. Representations and Warranties; Schedules and Exhibits.

     (a) Buyer acknowledges and agrees that Sellers are not making any representation or warranty whatsoever, express or implied, including, without limitation, in respect of Sellers, the Business or the Purchased Assets, except those representations and warranties of Sellers explicitly set forth in Section 3 of this Agreement. Buyer and Sellers agree neither Sellers nor any of its officers, directors, stockholders, employees, affiliates, representatives or agents shall have any liability or responsibility arising out of, or relating to, any information (whether written or oral), documents or materials furnished by Sellers or any of their respective officers, directors, stockholders, employees, affiliates, representatives or agents, and any information, documents or materials made available to Buyer, management presentations or any other form in expectation of the transactions contemplated by this Agreement.

     (b) All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement. All references to schedules are deemed to be references to the specific schedule of the Disclosure Schedules. Any fact or item which is clearly disclosed on any schedule or exhibit to this Agreement in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another schedule or other schedules (or exhibit or other exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other schedule or schedules (or exhibit or exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any schedule or exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

     10.18. Certain Definitions.

     (a) For purposes of this Agreement, the terms below shall have the following meanings:

     (i) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (ii) "Claims and Liens" means all interests, claims (as such term is defined in section 101(5) of the Bankruptcy Code), title defects or objections, mortgages, deeds of trust, liens, charges, pledges, hypothecations, security interests, or other encumbrances of any nature whatsoever, whether domestic or foreign, including licenses, leases, chattel or other mortgages, possessory interests, collateral security arrangements, conditional and installment sales agreements, charges, easements, encroachments, options, rights of first refusal, rights of first offer, rights of use or occupancy, restrictions on transfer (voting or otherwise), royalty obligations, attachments or provisional attachments of any kind and other title or interest retention arrangements, reservations or limitations of any nature, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar authority, or any subordination agreement in favor of another person, whether created by contract, order, operation of law or otherwise;

     (iii) "Confidentiality Letter" means the Confidentiality Letter executed on September 24, 2003 by Paxis Pharmaceuticals, a wholly owned subsidiary of Buyer, in connection with undertaking due diligence with respect to the Purchased Assets and the Business and any similar letter or agreement executed by Buyer in favor of HTS and/or Hauser;

     (iv) "Final Order" means an order or a judgment entered by the Bankruptcy Court (x) that has not been reversed, stayed, modified or amended, (y) as to which no appeal or petition for review or motion for rehearing or reargument has been taken or has been made, and (z) as to which the time for filing a notice of appeal, a petition for review or a motion for reargument or rehearing has expired;

     (v) "Gunbarrel Facility" means the facility that HTS's leases pursuant to the Gunbarrel Lease which is located at 4750 Nautilus Court South in Boulder, Colorado.

     (vi) "Gunbarrel Lease" means that Lease of Space (Office/Warehouse Building) dated October 2, 2002, between HTS, as lessee, and 4750 Nautilus Court South, LLC, as lessor, pursuant to which HTS leases approximately 14,230 square feet of manufacturing, office and warehouse space in Boulder, Colorado.

     (vii) "knowledge" of a party hereto when modifying any representation and warranty shall mean that such party has no actual knowledge that such representation and warranty is not true and correct to the same extent as provided in the applicable representation and warranty;

     (viii) "person" means an individual, corporation, partnership, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);

     (ix) "Petition Date" means April 1, 2003; and

     (x) "subsidiary" or "subsidiaries" of Hauser means Zetapharm, Inc., Botanicals International Extracts, Inc. or any other entity of which Hauser owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such person.

     10.19. Entire Agreement. This Agreement, and the Schedules and Exhibits hereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior discussions, communications or writings.

     10.20. Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     10.21. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                        HAUSER TECHNICAL SERVICES, INC.

                                        By: /s/  Kenneth C. Cleveland
                                            ------------------------------
                                            Name:  Kenneth C. Cleveland
                                            Title: President


                                        HAUSER, INC.

                                        By: /s/  Kenneth C. Cleveland
                                            ------------------------------
                                            Name:  Kenneth C. Cleveland
                                            Title: President


                                        INTEGRATED BIOPHARMA, INC.

                                        By: /s/  Eric Friedman
                                            ------------------------------
                                            Name:  Eric Friedman
                                            Title: Vice President

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


SECTION 1      SALE OF ASSETS AND ASSUMPTION OF LIABILITIES....................1

     1.1.      Sale of Assets..................................................1
     1.2.      Purchased Assets................................................1
     1.3.      Excluded Assets.................................................4
     1.4.      Assumed Obligations.............................................5
     1.5.      Excluded Liabilities............................................6

SECTION 2      PURCHASE PRICE..................................................7

     2.1.      Purchase Price..................................................7
     2.2.      Payment of Purchase Price.......................................7
     2.3.      Purchase Price Working Capital Adjustment.......................7
     2.4.      Purchase Price Holdback Amount..................................8
     2.5.      Allocation of Purchase Price....................................9

SECTION 3      REPRESENTATIONS AND WARRANTIES OF SELLERS.......................9

     3.1.      Corporate Existence.............................................9
     3.2.      Corporate Authority............................................10
     3.3.      Governmental Approvals; Consents...............................10
     3.4.      Title to Purchased Assets; Absence of Liens and Encumbrances...10
     3.5.      Litigation.....................................................11
     3.6.      Accounts Receivable; Collection................................11
     3.7.      Compliance with Laws...........................................11
     3.8.      Finders; Brokers; Consultants..................................12
     3.9.      Environmental Matters..........................................12
     3.10.     Absence of Certain Changes.....................................13
     3.11.     Work and Purchase Orders.......................................13
     3.12.     Intellectual Property..........................................13
     3.13.     Warranties.....................................................14
     3.14.     Products Liability.............................................14
     3.15.     Insurance......................................................15
     3.16.     Inventories....................................................15
     3.17.     No Other Representations or Warranties.........................15
     3.18.     Expiration of Representations and Warranties...................15

SECTION 4      REPRESENTATIONS OF BUYER.......................................15

     4.1.      Corporate Existence............................................15
     4.2.      Corporate Authority............................................16
     4.3.      Governmental Approvals; Consents...............................16
     4.4.      Finders; Brokers; Consultants..................................16
     4.5.      Financial Capacity.............................................16
     4.6.      No Other Representations or Warranties.........................16
     4.7.      Expiration of Representations and Warranties...................17

SECTION 5      AGREEMENTS OF SELLERS AND BUYER................................17

     5.1.      Bankruptcy Court Approval......................................17
     5.2.      Operation of the Business by Sellers...........................18
     5.3.      Investigation of Business......................................19
     5.4.      Mutual Cooperation.............................................19
     5.5.      Access to Records and Personnel................................19
     5.6.      "As Is" Condition..............................................19
     5.7.      Financing......................................................20
     5.8.      Administration of Accounts; Customer Inquiries.................20
     5.9.      Employment.....................................................20
     5.10.     Confidentiality Letter.........................................21
     5.11.     Assignment of Contracts........................................21
     5.12.     Cure of Defaults...............................................21
     5.13.     Gunbarrel Facility.............................................21
     5.14.     Supply Agreement...............................................22

SECTION 6      CONDITIONS TO BUYER'S OBLIGATIONS..............................23

     6.1.      Covenants......................................................23
     6.2.      Representations and Warranties True............................23
     6.3.      Delivery of Certificates.......................................23
     6.4.      Instruments of Transfer........................................23
     6.5.      Other Agreements...............................................23
     6.6.      Approval Order.................................................23
     6.7.      No Action......................................................23
     6.8.      No Material Adverse Change.....................................24

SECTION 7      CONDITIONS TO SELLERS' OBLIGATIONS.............................24

     7.1.      Covenants of Buyer.............................................24
     7.2.      Representations and Warranties True............................24
     7.3.      Delivery of Certificates.......................................24
     7.4.      Tender of Purchase Price.......................................24
     7.5.      Assumption.....................................................24
     7.6.      Other Agreements...............................................24
     7.7.      Approval Order.................................................24
     7.8.      No Action......................................................24

SECTION 8      TERMINATION PRIOR TO CLOSING...................................25

     8.1.      Termination....................................................25
     8.2.      Procedure Upon Termination.....................................25
     8.3.      Effect of Termination..........................................26

SECTION 9      CLOSING........................................................26

     9.1.      Closing Date...................................................26
     9.2.      Buyer Deliveries...............................................26
     9.3.      Sellers Deliveries.............................................27

SECTION 10     MISCELLANEOUS..................................................27

     10.1.     Sale to a Third Party; Break-Up Fee............................27
     10.2.     Matching Rights................................................27
     10.3.     Survival.......................................................27
     10.4.     Notices........................................................27
     10.5.     Bulk Transfers.................................................28
     10.6.     Transfer Taxes.................................................28
     10.7.     Further Assurances; Asset Returns..............................29
     10.8.     Expenses.......................................................29
     10.9.     Non-Assignability..............................................29
     10.10.    Amendment; Waiver..............................................29
     10.11.    Construction...................................................29
     10.12.    Counterparts...................................................29
     10.13.    Time is of the Essence.........................................30
     10.14.    No Third Party Beneficiaries...................................30
     10.15.    Applicable Law.................................................30
     10.16.    Bankruptcy Court Jurisdiction..................................30
     10.17.    Representations and Warranties; Schedules and Exhibits.........30
     10.18.    Certain Definitions............................................31
     10.19.    Entire Agreement...............................................32
     10.20.    Section Headings; Table of Contents............................32
     10.21.    Severability...................................................32